UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 30, 2018

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(510) 984-1761

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On October 30, 2018, the Board of Directors (the “Board”) of Ekso Bionics Holdings, Inc. (the “Company”) approved an increase in the size of the Board to seven directors and appointed Thomas A. Schreck to fill the vacancy created by the foregoing increase. Mr. Schreck will serve as a member of the Audit Committee of the Board, the Chair of the Compensation Committee of the Board and the Chair of the Nominating and Governance Committee of the Board.

Mr. Schreck is 61 years old. Since June 2010, he has served as the co-founder, Vice Chairman and Chief Executive Officer of Sinusys Corp., a medical device company. From July 2005 to June 2010, Mr. Schreck served as the co-founder, Chairman of the Board and Chief Executive Officer of AcelRx Pharmaceuticals, Inc., a specialty pharmaceutical company listed on the Nasdaq Stock Market. Prior to July 2005, he served as a founding President, and then Chief Financial Officer and a director of DURECT Corporation, a specialty pharmaceutical company he co-founded in June 1998. Prior to 1998, Mr. Schreck held various investment banking positions in the San Francisco Bay Area and London, including with Montgomery Securities and Manufacturers Hanover Limited. Mr. Schreck holds a B.A. in American Studies from Williams College.

Mr. Schreck will participate in the Company’s standard non-employee director compensation program. Pursuant to this program, Mr. Schreck is eligible to receive an annual retainer of $35,000 for his service on the Board and an additional fee of $7,500 per year for his services as a member of the Audit Committee, $15,000 per year for his services as the chair of the Compensation Committee and $15,000 per year for his services as the chair of the Nominating and Corporate Governance Committee, in each case prorated for the portion of the year during which services are provided. The Board also granted an option to Mr. Schreck to purchase 30,750 shares of the Company’s common stock for his service as a non-employee director. The shares subject to the option will vest in nine equal monthly installments, with the first such installment vesting on November 30, 2018. Mr. Schreck will also enter into the Company’s standard indemnification agreement for directors of the Company.

There is no arrangement or understanding between Mr. Schreck and any other persons pursuant to which he was elected to the Board, and no “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among each of Mr. Schreck, on the one hand, and any of the Company’s directors or executive officers, on the other hand.

Appointment of Executive Chairman

Also on October 30, 2018, the Board approved the appointment of Steven Sherman, previously the Chairman of the Board, as the Company’s Executive Chairman, effective as of October 30, 2018 and with initial service for a two-year term. As Executive Chairman, Mr. Sherman will advise the Company’s Chief Executive Officer regarding strategic business development activities, and Mr. Sherman will no longer serve on the Company’s Audit Committee, Compensation Committee or Nominating and Governance Committee.

Mr. Sherman is 73 years old and has served as a director and the Chairman of the Board since January 2014, and served on the board of directors of Ekso Bionics, Inc., our wholly owned subsidiary, from December 2013 until January 2014. Since 1988, Mr. Sherman has been a member of Sherman Capital Group. Additionally, Mr. Sherman has served as the Chairman of Purple Wave Inc. since June 2008. Mr. Sherman also served as the Chairman of Airlink Communications, Inc. from June 2001 until its sale to Sierra Wireless, Inc. in June 2007; and as the co-founder, Chairman and Chief Executive Officer of Novatel Wireless, Inc. from June 1996 to June 2001. Prior to June 2001, Mr. Sherman held positions as the founder, Chairman and Chief Executive Officer of Main Street and Main Inc.; as the co-founder, Chairman and Chief Executive Officer of VoDaVi Communications Systems Inc.; as the Chairman of Executone Information Systems; as a director of Telit Communications PLC; and as a director of Inter-Tel (Delaware) Incorporated.

In connection with his appointment as Executive Chairman, Mr. Sherman has accepted an offer letter from the Company (the “Offer Letter”) dated October 30, 2018. Pursuant to the Offer Letter, Mr. Sherman’s annual base salary will be $100,000, and the Company has agreed to recommend to the Compensation Committee of the Board to grant an option to Mr. Sherman to purchase 400,000 shares of the Company’s common stock. The shares subject to the option will vest in eight equal quarterly installments, with the first such installment vesting on January 30, 2019.

There is no arrangement or understanding between Mr. Sherman and any other persons pursuant to which he was elected as the Executive Chairman of the Company. No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Mr. Sherman, on the one hand, and any of the Company’s directors or executive officers, on the other hand.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Steven Sherman Offer Letter dated October 30, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ John F. Glenn
Name:	John F. Glenn
Title:	Chief Financial Officer

Dated: November 5, 2018